EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 1/6/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
11/7/2025	Buy	4,800	6.00
11/21/2025	Buy	17,300	5.94
11/25/2025	Buy	700	5.99
12/10/2025	Buy	1,610	6.05
12/17/2025	Buy	210	5.92
1/2/2026	Buy	3,551	6.00
1/5/2026	Buy	3,328	6.08
1/6/2026	Buy	2,500	6.11